Exhibit 10.10

Cooperative Parking Lot Agreement

Party A: Changzhou Buhuadong Hotel Co., LTD

Party B: Jiangsu Easy Parking Intelligent Technology Co., LTD

In accordance with relevant laws and regulations of the People’s Republic of China, Party A and Party B, on the basis of equality, mutual benefit and consultation, enter into the following contract concerning Party B’s lease of Party A’s parking lot:

Party A has the right to operate the parking lot on the east side of the South Square of Changzhou Railway Station (with the certificate of right to use), and the total number of parking Spaces is about 300.In order to standardize parking, beautify the image of the city and build a smart city, Party B is hereby entrusted with the intelligent transformation of the parking lot and contracted to operate it. The specific plan is as follows:

I.	Terms

The contract period is four years, and the lease date is subject to the winning lease date of the station. The starting date of lease is August 1, 2020. In terms of cooperation, Party B shall invest in the renovation, party B shall provide parking lot equipment, and Party B shall invest in the renovation. The equipment shall be owned by Party B.

II.	Fees

The annual contract fee is ONE million two hundred and eighty thousand yuan (1280,000 yuan) including tax. Party B shall pay the rent of RMB one million two Hundred and eighty thousand yuan for the first year within 3 working days after signing this contract. Starting from the second year, the rent shall be paid every six months, and the rent for the second six months shall be paid one month before each dike. An annual increase of 3% on the original rent from the second year onwards.

III.	Party A’s liabilities ’s

1.	Responsible for the negotiation of property rights, urban management, traffic police, fire, electricity, communication and other related matters, deal with the parking lot business license record, the price bureau to receive the record. Cooperate and supervise party B’s daily work.

2,	As for the parking problem of railway station employees and internal employees, the parking of railway station employees shall be recorded in system after receiving notice. If additional vehicles are needed, the railway station office shall notify Party A. Then Party A shall inform Party B, Party B shall not refuse without reason. Do not change or delete license plate information in the system.

IV.	Party b’s liability

After contracting, Party B has the operation and right to use of the parking lot, is responsible for the intelligent transformation, operation of the parking lot, site sanitation in the parking lot and routine inspection by relevant departments. During the term of the contract, the compensation for the parking lot’s failure to continue operation shall belong to both parties.

V.	Breach of contract responsibility

The breaching party shall bear all losses of the non-breaching party.

VI.	Other conventions

The term of cooperation shall be the term set forth herein. Upon expiration of the term, Party B shall have the priority to renew the lease under the same conditions.

VII.	Confidentiality

All contents of this Agreement, information of the other party obtained during the execution of this Agreement, changes, supplementary clauses and price clauses of this Agreement shall be confidential information and shall not be disclosed or disclosed to any third party without written consent of the other party.

VIII.	Attachment

The business licenses of both parties shall be attached. Party A shall have the certificate of the right to use the parking lot, the parking lot operation license shall be put on record, and the parking lot charges shall be put on record.

VIIII.	Dispute resolution

All disputes arising from this contract shall be settled by both parties through friendly negotiation. If no settlement can be reached through negotiation, both parties agree to submit the aforementioned disputes to the local people’s court for jurisdiction.

This Agreement is made in quadruplicate and shall come into force after being signed and sealed by both parties. Each party shall hold two copies with the same legal effect.

Party A (Seal) :	Party B (Seal) :
Legal Representative:	Legal Representative:
Bank:	Bank:
Account:	Account: